Exhibit 99.1

SPAR Group Announces Financial Results for the Year Ending December 31, 2014

WHITE PLAINS, N.Y., April 15, 2015 (GLOBE NEWSWIRE) -- SPAR Group, Inc. (SGRP) ("we", the "Company" or "SPAR Group"), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced the financial results for the year and fourth quarter ending December 31, 2014. Revenue for the 2014 year and fourth quarter totaled $122 million and $32.1 million, an increase of 9% and 1%, respectively. Adjusting for the impact of foreign currency translation, revenue growth year over year was 14% and 5% for the total year and fourth quarter. 2014 Earnings per diluted share were $0.15 for both fiscal years ending December 31, 2014 and 2013. After adjusting for the Company’s deferred tax valuation allowance in both years, the diluted earnings per share were $0.08 and $0.07 for 2014 and 2013, respectively.

Jill Blanchard, Chief Executive Officer of SPAR Group, commented, “During 2014, we built a strategic plan for 2015 and beyond that lays the foundation for long-term growth through investments in new industry trends, newly evolving technologies and senior-level personnel. This effort has further enhanced our global capabilities and knowledge base, and we believe it is the key to long-term differentiation in our industry. A driving force in our plan is the shift that is unfolding within the retail industry that is resulting in the reinvention of the in-store experience and the growth of brick and mortar retail sales. As Omni-channel retail grows, stores will increasingly need to optimize their sales floor to enhance the shopping experience and integrate with online activities. With our efficient global operations, flexibility and commitment to technological leadership, we are poised to capitalize on these trends to re-format and re-set stores, increase Click & Collect services, and provide merchandising data analysis on a worldwide basis.”

Jill Blanchard continued, “We are pleased with our 2014 financial results. Revenue during that period increased 9% year-over-year to $122 million. Since 2010 our business has grown at a compounded annual growth rate of 18%. International operations were a driving force in our growth. In 2014 international revenue increased 12% and adjusted for local currency, growth was 20%. Our balance sheet remains strong with $4.4 million in cash. As we look to the future, we continue to explore acquisition opportunities as the industry is highly fragmented with smaller players that while profitable, lack the technology capability of SPAR.”

Financial Highlights for the Year Ending December 31, 2014

●	2014 revenue totaled $122 million, an increase of 9%, as compared to $112 million in 2013,
●	International revenue increased $8.2 million year over year or 12% to $75.6 million,
●	2014 gross profit totaled $30.4 million, an increase of 10%, as compared to $27.6 million in 2013,
●	2014 Net Income totaled $3.3 million as compared to $3.4 million in 2013,
●	2014 basic earnings per share was $0.16 and diluted earnings per share was $0.15 similar to 2013,
●	Working capital as of December 31, 2014 was $16.5 million.

Financial Results for the three and twelve month periods ended December 31, 2014 and 2013

	For the Three Months Ended December 31,				For the Twelve Months Ended December 31,
			Change				Change
	2014	2013	A	%	2014	2013	A	%
Net Revenue:
Domestic	$11,140	$12,187	$(1,047)	(9)%	$46,404	$44,577	$1,827	4%
International	20,912	19,620	1,292	7%	75,617	67,382	8,235	12%
Total	$32,052	$31,807	$245	1%	$122,021	$111,959	$10,062	9%

Gross Profit:
Domestic	$3,844	$4,192	$(348)	(8)%	$14,630	$14,101	$529	4%
International	5,270	4,508	762	17%	15,720	13,497	2,223	16%
Total	$9,114	$8,700	$414	5%	$30,350	$27,598	$2,752	10%

Operating Income:
Domestic	$498	$704	$(206)	(29)%	$1,349	$1,086	$263	24%
International	1,337	1,300	37	3%	1,940	1,818	122	7%
Total	$1,835	$2,004	$(169)	(8)%	$3,289	$2,904	$385	13%

Net Income attributable to SPAR Group, Inc.:
Domestic	$2,142	$2,307	$(165)	(7)%	$2,640	$2,543	$97	4%
International	536	799	(263)	(33)%	628	807	(179)	(22)%
Total	$2,678	$3,106	$(428)	(14)%	$3,268	$3,350	$(82)	(2)%

Earnings per Diluted Share:
	$0.12	$0.14	$(0.02)		$0.15	$0.15	$ –

The $8.2 million or 12% increase in international revenue year over year was due primarily to a recent acquisition in China of Unilink ($4 million) in addition to growth primarily in Mexico, India and South Africa. Adjusting for the impact of foreign currency ($5.1 million), international revenue actually increased by 20% year over year The $1.8 million increase in domestic revenue year over year was due to a mix of clients and the full year impact of the MFI acquisition late in the first quarter of 2013.

Internationally, gross profit margins for 2014 were 20.8% as compared to 20% in 2013, primarily due to the China Unilink acquisition and margin improvement in South Africa and Canada. Domestic gross profit margins for the fiscal year 2014 remained consistent at 32% compared to 2013.

The Company reported net income attributable to SPAR Group, Inc. of $3.3 million for the year ended December 31, 2014, or $0.15 per diluted share, compared to net income of $3.4 million for the year ended December 31, 2013, or $0.15 per diluted share. Adjusting for the one time impact of the partial release of the valuation reserves in both years, the Company’s earnings per share would have been $0.08 and $0.07 on a diluted basis for the twelve months ended December 31, 2014 and 2013, respectively.

Financial Highlights for the Fourth Quarter Ending December 31, 2014

●	Revenue for the 2014 fourth quarter totaled $32.1 million compared to $31.8 million for the same period in 2013,
●	2014 fourth quarter international revenue totaled $20.9 million, an increase of 7%, as compared to $19.6 million in 2013,
●	2014 fourth quarter gross profit totaled $9.1 million, an increase of 5%, as compared to $8.7 million for the same period in 2013,
●	2014 fourth quarter net income totaled $2.7 million, as compared to $3.1 million for the same period in 2013.

International revenue for the fourth quarter of 2014 was $20.9 million as compared to $19.6 million for the same period in 2013. The increase in international revenue was directly attributable to a newly integrated acquisition in China and revenue increases in South Africa. Domestic revenue for the fourth quarter of 2014 was at $11.1 million, a decrease of $1 million from the same period in 2013.

In 2014, the Company’s gross margin improved to 28.4% compared to 27.4% for the same period in 2013. Internationally, the gross margins improved to 25.2% compared to 23% for the same period in 2013 and Domestic gross profit margins improved slightly to 34.5% compared 34.4% to the same period in 2013.

International operating income for the three months ended December 31, 2014 at $1.3 million was comparable to the same period in 2013. Domestic operating income for the three months ended December 31, 2014 declined 29% to $498,000 compared to the same period in 2013.

The Company reported net income attributable to SPAR Group, Inc. of $2.7 million for the three months ended December 31, 2014, or $0.12 per diluted share, compared to net income of $3.1 million or $0.14 per diluted share for the same period in 2013.

Balance Sheet as of December 31, 2014

As of December 31, 2014, cash and cash equivalents totaled $4.4 million. Working capital was $16.5 million and current ratio was 2.1 to 1. Total current assets and total assets were $32 million and $44.6 million, respectively. Current and total liabilities were $15.5 million and $21.4 million, respectively and total equity was $23.2 million as of December 31, 2014.

Conference Call Details:
Date: Wednesday, April 15, 2015
Time: 4:30 p.m. ET
TOLL-FREE: 1-888-727-7630
TOLL/INTERNATIONAL: 1-913-312-0950

Webcast: http://investors.sparinc.com/releases.cfm or http://public.viavid.com/index.php?id=113971

It is recommended that participants dial in approximately 5 to 10 minutes prior to the start of the 4:30 p.m. ET call. A telephonic replay of the conference call may be accessed approximately three hours after the call through April 22, 2015 by dialing 1-877-870-5176 or 1-858-384-5517 for international callers, and entering the replay pin number 8976156.

About SPAR Group

SPAR Group, Inc. is a diversified international merchandising and marketing services Company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide, primarily in mass merchandiser, office supply, value, grocery, drug, independent, convenience, toy, home improvement and electronics stores, as well as providing furniture and other product assembly services, audit services, in-store events, technology services and marketing research. The Company has supplied these project and product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May of 2001. Product services include restocking and adding new products, removing spoiled or outdated products, resetting categories "on the shelf" in accordance with client or store schematics, confirming and replacing shelf tags, setting new sale or promotional product displays and advertising, replenishing kiosks, providing in-store event staffing and providing assembly services in stores, homes and offices. Audit services include price audits, point of sale audits, out of stock audits, intercept surveys and planogram audits. Other merchandising services include whole store or departmental product sets or resets (including new store openings), new product launches, in-store demonstrations, special seasonal or promotional merchandising, focused product support and product recalls. The Company currently does business in 9 countries that encompass approximately 50% of the total world population through its operations in the United States, Canada, Japan, South Africa, India, China, Australia, Mexico and Turkey. For more information, please visit the SPAR Group's website at http://www.sparinc.com.

Forward-Looking Statements

Certain statements in this news release and made in the update conference call referenced above are forward-looking, including (without limitation) any expectations, guidance or other information respecting the pursuit or achievement of the Company's five corporate objectives (growth, customer value, employee development, productivity & efficiency, and earnings per share), building upon the Company's strong foundation, leveraging compatible global opportunities, improving on the value we already deliver to customers, our growing client base, continuing balance sheet strength, customer contract expansion, growing revenues and becoming profitable through organic growth and acquisitions, attracting new business that will increase SPAR Group's revenues, improving product mix, continuing to maintain or reduce costs and consummating any transactions. You should not place undue reliance on the Company's forward-looking statements and similar information because they are based on the Company's plans, intentions, expectations and estimates (although it believes them to be reasonable) and involve known and unknown risks, uncertainties and other unpredictable factors (many of which are beyond the Company's control) that could cause them to fail to occur or be realized or to be materially and adversely different from those the Company planned, intended, expected or estimated.

You should carefully review the risk factors described in the Company's most recent Annual Report (See Item 1A – Risk Factors) and any other risks, cautions or information contained or incorporated by reference into the Company's most recent Annual Report or more recent Quarterly and Current Reports as filed with the Securities and Exchange Commission (each a "SEC Report"). The Company's forward-looking statements, risk factors and other risks, cautions and information (whether contained in this news release, the update conference call referenced above or any applicable SEC Report) are based on the information then available to the Company and speak only as of the applicable date. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these matters or how they may arise or affect the Company. Over time, the Company's actual assets, business, capital, cash flow, credit, expenses, financial condition, income, liabilities, liquidity, locations, marketing, operations, performance, prospects, sales, strategies, taxation or other achievements, results, risks, trends or condition will likely differ from those expressed or implied by the Company's forward-looking statements, and such difference could be significant and materially adverse to the Company and the value of your investment in the Company's Common Stock. The Company does not intend or promise to publicly update or revise any forward-looking statements, risk factors or other risks, cautions or information (in whole or in part), whether as a result of new information, risks or uncertainties, future events or recognition or otherwise, except as and to the extent required by applicable law.

All of the Company's forward-looking statements and other information contained in this news release or presented during the update conference call referenced above are expressly qualified by all such risk factors and other risks, cautions and information contained or referenced in each of the Company's applicable SEC Reports.

Company Contact:

James R. Segreto
Chief Financial Officer
SPAR Group, Inc.
(914) 332-4100

Investor Contact:
Valter Pinto
Capital Markets Group, LLC
(914) 669-0222
valter@capmarketsgroup.com

SPAR Group, Inc. and Subsidiaries

Consolidated Statements of Income and Comprehensive Income

(In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net revenues	$32,052	$31,807	$122,021	$111,959
Cost of revenues	22,938	23,107	91,671	84,361
Gross profit	9,114	8,700	30,350	27,598

Selling, general and administrative expenses	6,786	6,299	25,308	23,198
Depreciation and amortization	493	397	1,753	1,496
Operating income	1,835	2,004	3,289	2,904

Interest expense	30	92	158	171
Other (income), net	(90)	(226)	(292)	(299)
Income before income tax expense	1,895	2,138	3,423	3,032

Income tax (benefit)	(1,321)	(1,316)	(948)	(1,118)
Income from continuing operations	3,216	3,454	4,371	4,150
Income from discontinued operations	–	–	–	98
Net income	3,216	3,454	4,371	4,248
Net income attributable to the non-controlling interest	(538)	(348)	(1,103)	(898)
Net income attributable to SPAR Group, Inc.	$2,678	$3,106	$3,268	$3,350

Income per common share:
Basic	$0.13	$0.15	$0.16	$0.16

Income per common share:
Diluted	$0.12	$0.14	$0.15	$0.15

Weighted average common shares – basic	20,558	20,509	20,578	20,490

Weighted average common shares – diluted	21,743	21,759	21,830	21,734

Net income	3,216	3,454	4,371	4,248
Other comprehensive loss:
Foreign currency translation adjustments	(147)	(144)	(525)	(649)
Comprehensive income	$3,069	$3,310	$3,846	$3,599
Comprehensive income attributable to non-controlling interest	(538)	(348)	(1,103)	(898)
Comprehensive income (loss) attributable to SPAR Group, Inc.	$2,531	$2,962	$2,743	$2,701

Note: The Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2014 and 2013, are excerpted from the consolidated audited financial statements as of those dates but do not include certain information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

SPAR Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$4,382	$2,814
Accounts receivable, net	26,245	21,734
Deferred income taxes	464	456
Prepaid expenses and other current assets	868	642
Total current assets	31,959	25,646

Property and equipment, net	2,175	2,032
Goodwill	1,800	1,800
Intangible assets, net	3,149	2,259
Deferred income taxes	5,134	1,900
Other assets	353	641
Total assets	$44,570	$34,278

Liabilities and equity
Current liabilities:
Accounts payable	$4,011	$4,267
Accrued expenses and other current liabilities	8,149	5,798
Accrued expenses due to affiliates	487	560
Deferred income taxes	1,540	–
Customer deposits	659	673
Lines of credit	658	4,338
Total current liabilities	15,504	15,636
Long-term debt	5,855	86
Total liabilities	21,359	15,722

Commitments and contingencies

Equity:
SPAR Group, Inc. equity
Preferred stock, $.01 par value:
Authorized and available shares– 2,445,598 Issued and outstanding shares– None – December 31, 2014 and None – December 31, 2013	–	–
Common stock, $.01 par value:
Authorized shares – 47,000,000
Issued shares – 20,680,717 – December 31, 2014 and December 31, 2013	207	207
Treasury stock, at cost 121,663 shares – December 31, 2014 and 181,931 shares – December 31, 2013	(183)	(356)
Additional paid-in capital	15,519	15,339
Accumulated other comprehensive loss	(1,556)	(1,031)
Retained earnings	4,770	1,654
Total SPAR Group, Inc. equity	18,757	15,813
Non-controlling interest	4,454	2,743
Total equity	23,211	18,556
Total liabilities and equity	$44,570	$34,278

Note: The Balance Sheets at December 31, 2014 and 2013, are excerpted from the consolidated audited financial statements as of those dates but do not include certain information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.